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                                                                    EXHIBIT 10.1


                             DECISIONONE CORPORATION

                            EXECUTIVE RETENTION PLAN



1.      Severance. If the employment of any employee of the Company listed on
     Schedule 1.1 hereto is terminated without "Cause" (other than by reason of death or disability), or if the work location of any employee is moved more than 50 miles from employee's current work location and the employee elects not to accept such relocation, then the employee will receive Severance Benefits as set forth below within ten days of Company's receipt of an executed release from the employee, in form satisfactory to the Company, releasing the Company from all claims. "Cause" shall mean a determination by the Board of Directors of the Company that an employee (i) failed to obey the reasonable and lawful orders of the Board of Directors, (ii) acted with gross negligence in the performance of his or her duties, (iii) willfully breached or habitually neglected his or her duties, or (iv) committed a felony or any act involving dishonesty, fraud or moral turpitude. The Severance Benefits for the employees listed on Schedule 1.1 will be (i) payment of a lump-sum amount, less applicable withholding deductions, equal to the employee's then current annual base salary, and
     (ii) continuation of medical, dental and life insurance benefits at employee price tags for a 12 month period.

2. Retention Bonus. Each employee listed on Schedule 1.1 hereto who remains employed by the Company through August 16, 1999 will receive, on or before August 16, 1999, the Retention Bonus set forth below. If the employment of any such employee is terminated without Cause (as defined in Section 1) before August 16, 1999, then the Retention Bonus shall be pro-rated for the period from February 1, 1999 through the date of termination and paid simultaneously with the employee's Severance Benefits. The Retention Bonus for employees listed on Schedule 1.1 shall be an amount equal to three months' base salary as of July 31, 1999 (or date of termination).

3. Guaranty . The payment of the Retention Bonuses and Severance Benefits for the employees listed on Schedule 1.1 will be unconditionally guaranteed by an irrevocable letter of credit to be issued by a financial institution to be approved by the Compensation Committee of the Board of Directors.

4. Supersedes Prior Agreements. The Severance Benefits and Retention Bonuses payable hereunder are in lieu of, and supersede in their entirety, any such benefits payable to the employees covered hereunder pursuant to any Company plan or prior agreement.
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5.      Non-Solicitation. As a condition to receiving benefits under this Plan, employees shall agree that, in the event of their termination of employment with the Company for any reason, for a period of one year from the date of termination, they will not solicit (i) employees of the Company for employment with any entity with which they are affiliated, or (ii) customers of the Company for any service being provided to the customer by DecisionOne.

6. Confidentiality. As a condition to participation in this Plan, each employee shall agree to not disclose to any third party or other employee of the Company (other than senior executives of the Company) the identity of any employee of the Company eligible for benefits under the Key Manager Retention Plan.

7. Remedies. In the event that an employee violates the terms of Section 5 or 6 hereof, the Company shall have the right to recover all monies paid to the employee under this Plan and to seek injunctive relief.

8. No Right to Employment. Participation in this Plan shall not be construed as giving an employee the right to be retained in the employ of the Company. Further, the Company may at any time dismiss an employee from employment, free from any liability or claim under the Plan, except as otherwise expressly provided in this Plan.

9. Governing Law. The validity, construction, and effect of this Plan shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.
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                            EXECUTIVE RETENTION PLAN

                                  SCHEDULE 1.1

Farrell, Thomas
Fitzpatrick, Thomas J.*
Giordano, Joseph S.
Heller, Charles N.
Molchan, Thomas M.
Scott, Kirk
Wilson, Dwight T.
Davis, Mark
Eggenberg, Pat
Martin, Greg G.

* Notwithstanding Section 2 of the Plan, Mr. Fitzpatrick's Retention Bonus shall be nine months' base salary.